As filed with the Securities and Exchange Commission on July 26, 2024

Registration No. 333-280423

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NOVABAY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	68-0454536
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150
Emeryville, CA 94608

(510) 899-8800

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Justin M. Hall, Esq.
Chief Executive Officer and General Counsel
2000 Powell Street, Suite 1150
Emeryville, CA 94608
(510) 899-8800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Abby E. Brown, Esq. Squire Patton Boggs (US) LLP 2550 M Street, NW Washington, DC 20037 (202) 457-6000	Michael F. Nertney, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105-0302 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-280423

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registration Statement shall become automatically effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1, as amended (File No. 333-280423), declared effective by the Securities and Exchange Commission on July 25, 2024 (“Registration Statement”), is being filed solely for the purpose of replacing Exhibit 5.1 the Registration Statement. This Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

ITEM 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith
5.1	Opinion of Squire Patton Boggs (US) LLP					X
23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney	S-1	333-280423	24.1	6/21/2024

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Emeryville, State of California, on July 26, 2024.

NOVABAY PHARMACEUTICALS, INC.

/s/ Justin M. Hall
Justin M. Hall
Chief Executive Officer and General Counsel

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Justin M. Hall	Chief Executive Officer, General Counsel and Director	July 26, 2024
Justin M. Hall	(principal executive officer)

/s/ Tommy Law	Interim Chief Financial Officer	July 26, 2024
Tommy Law	(principal financial and accounting officer)

*	Chairman	July 26, 2024
Paul E. Freiman, Ph.D.

*	Director	July 26, 2024
Julie Garlikov

*	Director	July 26, 2024
Swan Sit

*	Director	July 26, 2024
Mijia (Bob) Wu

*	Director	July 26, 2024
Yenyou (Jeff) Zheng, Ph.D.

*	Director	July 26, 2024
Yongxiang (Sean) Zheng

* By: /s/ Justin M. Hall
Name: Justin M. Hall
Title: Attorney-in-Fact